Western Alliance Bancorporation

FOR IMMEDIATE RELEASE
June 30, 2006

CONTACTS:

Media:
Robert Sarver 858.523.4600

Investors:
Dale Gibbons 702.248.4200

Bank of Nevada President & CEO Larry Woodrum
Moves to New Position as Vice Chairman

Las Vegas – June 30, 2006 – (BusinessWire) Larry Woodrum, President and CEO of Bank of Nevada since its founding, has announced he has decided to relinquish his day-to-day management responsibilities of the company effective July 1st to spend more time with his family. The Board of Directors of Bank of Nevada is pleased to announce that he will remain on the Board as Vice Chairman. Robert Sarver, Chairman and CEO of Western Alliance (NYSE: WAL) has been elected to succeed Woodrum in his role at Bank of Nevada and will continue in his present position at the holding company.

“Larry Woodrum and I have been bank partners and friends for the past 25 years and I can understand his decision that it was time for him and his wife Loretta to ‘stop and smell the roses’. I am delighted that he will continue to be with us as Vice Chairman of the Board of Directors with an office near mine as I will continue to look to him for his advice and counsel”, said Bank of Nevada Board Chairman Arthur Marshall.

Woodrum began his career in banking in Las Vegas in 1954 and established the bank in 1994 under its former name, BankWest of Nevada. Woodrum, who is well known in the Las Vegas community for his active business and community leadership, has served as President of the Nevada Bankers Association and is on the Board of Directors of numerous community organizations.

Sarver, who assumes the added position of Bank of Nevada President and CEO, had also served for the past three years as Chairman and CEO of WAL’s California bank subsidiary, Torrey Pines Bank, which he founded in 2003 with San Diego banker Gary Cady. In June, Cady, who serves as President, was promoted to President and CEO.

The bank, which recently acquired Nevada First Bank and the former Bank of Nevada, has assets of $2.7 Billion and 14 locations in Las Vegas, North Las Vegas, Henderson, Mesquite and Reno. Two additional locations are under construction and expected to open in the third and fourth quarter of 2006.

About Western Alliance Bancorporation

Western Alliance Bancorporation is the parent company of Bank of Nevada, Alliance Bank of Arizona, Torrey Pines Bank, Miller/Russell & Associates, and Premier Trust. These dynamic companies provide a broad array of banking, leasing, trust, investment, and mortgage services to clients in Nevada, Arizona and California. Staffed with experienced financial professionals, these organizations deliver a broader product array and larger credit capacity than community banks, yet are empowered to be more responsive to customers’ needs than larger institutions. Additional investor information can be accessed on the Investor Relations page of the company’s website, westernalliancebancorp.com.